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                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in the Company's Registration/Proxy Statement on Form S-4 of our report dated March 27, 1997 (except with respect to the matter discussed in Note 4, as to which the date is April 15, 1997 and the matters discussed in
Note 15, as to which the date is November 10, 1997) included in the current report on Form 8-K filed with the Commission on November 12, 1997 and to all references to our Firm included in the Registration Statement/Proxy Statement.

                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP

Boston, Massachusetts

November 10, 1997